The Board of Directors (the "Board") of Cohen & Steers
Institutional Global Realty Shares, Inc. ("IGRS" or the
"Fund") called a special meeting of stockholders (the
"Meeting") of the Fund to be held on March 15, 2018.
The Meeting was called for the purpose of voting on the
reorganization (the "Reorganization") of the Fund with
and into Cohen & Steers Global Realty Shares, Inc.
("CSS"). On March 15, 2018, stockholders of the Fund
approved the Reorganization by the required number of
affirmative votes. The number of shares voted with
respect to the proposal is as follows:
Proposal 1: To consider and vote on an Agreement and
Plan of Reorganization (the "Agreement") providing for
the transfer of all of the assets of IGRS to CSS, in
exchange for Class I shares of common stock of CSS
and the assumption by CSS of all of the liabilities of
IGRS, the distribution of such CSS Class I shares to the
stockholders of IGRS in complete liquidation of IGRS
and deregistration of IGRS as an investment company
pursuant to the Investment Company Act of 1940.
Shares of Common Stock
Shares Voted For		Shares Voted Against
	Shares Voted Abstain
8,671,804.721			452,993.749
	74,610.653

Exhibit 77C